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                                                                    EXHIBIT 21.1

             List of Subsidiaries of Argosy Education Group, Inc.

     The following is a list of subsidiaries of Argosy Education Group, Inc. (the "Company") as of November 26, 2001. The common stock of all the corporations listed below is wholly owned, directly or indirectly, by the Company. If indented, the corporation is a wholly-owned subsidiary of the corporation under which it is listed unless otherwise noted.

Name of Corporation                              Jurisdiction of Incorporation

Argosy Education Group, Inc.                     Illinois

       University of Sarasota, Inc.              Florida

          MCM University Plaza, Inc.             Illinois

       Ventura Group, Inc.                       Illinois

          Academic Review, Inc.                  Illinois

          Association for Advanced
            Training in the Behavioral
            Sciences, Inc.                       California

       Medical Institutes of America, Inc.       Illinois

          Medical Institute of Minnesota, Inc.   Minnesota

       John Marshall Law School, Inc.            Georgia

       The Connecting Link, Inc.                 Georgia

       Western State University of
         Southern California                     California